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                                                                                                 ----------------------------------
                                                                                                |            OMB APPROVAL          |
                                                                                                 ----------------------------------
                                                             UNITED STATES                      | OMB Number:            3235-0145 |
                                                  SECURITIES AND EXCHANGE COMMISSION            | Expires:         August 31, 1999 |
                                                        WASHINGTON, D.C. 20549                  | Estimated average burden         |
                                                                                                | hours per response.........14.90 |
                                                                                                 ----------------------------------

                                                            SCHEDULE 13G

                                              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                                          (AMENDMENT NO. )*


                                                        Immersion Corporation
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                                                          (Name of Issuer)

                                                            Common Stock
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                                                    (Title of Class of Securities)

                                                              452521107
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                                                           (CUSIP Number)

                                                            June 30, 2003
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                                       (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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--------------------
CUSIP NO. 307068106 |                                            13G
--------------------

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    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                    Jundt Associates, Inc.
                    41-1436485

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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                    (a) |_|

                                                                                                                    (b) |_|
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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Minnesota
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                                        5      SOLE VOTING POWER

             NUMBER OF                                  1,645,600
                                     -----------------------------------------------------------------------------------------------
              SHARES                    6      SHARED VOTING POWER
           BENEFICIALLY
             OWNED BY                                   0
                                     -----------------------------------------------------------------------------------------------
               EACH                     7      SOLE DISPOSITIVE POWER
             REPORTING
              PERSON                                    1,645,600
                                     -----------------------------------------------------------------------------------------------
               WITH:                    8      SHARED DISPOSITIVE POWER

                                                        0
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,645,600 SHARES
------------------------------------------------------------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.15%
------------------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                    IA
------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT!
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ITEM 1.
          (a)  Name of Issuer

               Immersion Corporation

          (b)  Address of Issuer's Principal Executive Offices

               801 Fox Lane
               San Jose, CA 95131

ITEM 2.
          (a)  Name of Person Filing

               Jundt Associates, Inc. (the "Company")

          (b)  Address of Principal Business Office or, if none, Residence

               301 Carlson Parkway
               Suite 120
               Minnetonka, Minnesota 55305

          (c)  Citizenship

               The Company is organized in Minnesota

          (d)  Title of Class of Securities

               Common Stock

          (e)  CUSIP Number

               452521107

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) |_| Broker or dealer registered under section 15 of the Act.

          (b) |_| Bank as defined in section 3(a)(6) of the Act.

          (c) |_| Insurance company as defined in section 3(a)(19) of the Act.

          (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940.

          (e) |X| An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E).

          (f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

          (g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

          (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

          (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                  Investment Company Act of 1940.

          (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).
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ITEM 4.   OWNERSHIP

          (a)  Amount Beneficially Owned

               1645,600 Shares

          (b)  Percent of Class

               8.15%

          (c)  Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote

                     1,645,600

               (ii) Shared power to vote or to direct the vote

                     0

              (iii) Sole power to dispose or to direct the disposition of

                     1,645,600

               (iv) Shared power to dispose or to direct the disposition of

                     0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
beneficial owner of more than five percent of the class of securities, check the following |_|.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The Company manages accounts for the benefit of its clients.  Dividends on, and the proceeds from the sale of, securities are credited to the account which holds or held such securities. The Jundt Growth Fund, Inc., Jundt Funds, Inc., American Eagle
Funds, Inc., and other private accounts managed by the Company hold 8.15% of the class of securities referred to above.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable
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ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                                            SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                                                 7/7/03
                                                                    ----------------------------------------------------------------
                                                                                                  Date

                                                                                          /s/ Marcus E. Jundt
                                                                    ----------------------------------------------------------------
                                                                                                Signature

                                                                                     Marcus E. Jundt, Vice Chairman
                                                                    ----------------------------------------------------------------
                                                                                               Name/Title


          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE
ss. 240.13d-7 for other parties for whom copies are to be sent.

          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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